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                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (herein "Agreement") is entered into as of November 13, 1998, by and between JMAR Technologies, Inc. ("JMAR") of 3956 Sorrento Valley Blvd., San Diego, California 92121 and E. Fred Schiele ("Schiele") of 400 Engamore Lane #203, Norwood, Massachusetts 02062 and 3809 SW Water Avenue #15, Portland, Oregon 97201.

                                    Recitals

WHEREAS, JMAR manufactures and markets video and laser-based test, measurement and inspection equipment that measures, welds, cuts, and inspects microelectronic components, such as semiconductors and computer disk drives, provides semiconductor chips and manufacturing process technology and is a leading developer of advanced semiconductor lithography and laser systems, and

WHEREAS, JMAR desires to have the services of Schiele, and

WHEREAS, Schiele desires to be employed by JMAR.

NOW, THEREFORE, JMAR and Schiele agree as follows:

1. Employment/Title/Responsibilities. Schiele shall be employed as President and Chief Operating Officer of JMAR and shall report directly to the Chief Executive Officer of JMAR. Schiele's primary responsibilities shall be for maximizing the profitability of JMAR's operating divisions consistent with the achievement of new product line/emerging business area development milestones set forth in the Company's annual and strategic business plans which are updated yearly, and such other services and duties as may be assigned to him from time to time by JMAR. Schiele will primarily perform the job duties at the following locations: San Diego, California; Chatsworth, California; Irvine, California; and Sacramento, California; and as specified by JMAR.

2. Compensation/Benefits/Review. As compensation for the services provided by Schiele under this Agreement, JMAR will pay Schiele an annual salary of not less than $177,500.00 (base pay) payable in accordance with JMAR's usual payroll procedures. Schiele will receive all standard JMAR benefits as described in the enclosed summary of benefits. Schiele's performance will be reviewed annually and this review will be used as a benchmark for possible increases to base pay. In addition, the standard vacation accrual plan will be modified for Schiele such that the initial yearly accrual rate will be four weeks instead of the standard three weeks.


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3.      Signing Bonus. JMAR shall grant Schiele a $20,000 signing bonus (the
        "Signing Bonus") in consideration for Schiele starting employment no later than December 1, 1998. The Signing Bonus is payable immediately or will be deferred at Schiele's request and may be payable in cash or JMAR shares of common stock at Schiele's election. In the event that this Agreement is terminated prior to December 1, 2000 by JMAR pursuant to Paragraph 7.2 or by Schiele for any reason other than pursuant to Paragraph 7.3, then Schiele shall return to JMAR that portion of the Signing Bonus which is equal to the product of $833.33 multiplied by the number of calendar months remaining until December 1, 2000.

4. Initial Stock Options/Future Stock Options. JMAR shall grant Schiele options to purchase 150,000 shares, consisting of (i) incentive stock options ("ISO's") to purchase 100,000 shares of JMAR common stock pursuant to the terms of JMAR's 1991 Employee Stock Option Plan, a copy of which is delivered herewith, and (ii) non-qualified options to purchase 50,000 shares of Common Stock, outside of the 1991 Employee Stock Option Plan ("NQSO's"). The ISO's will vest in equal amounts at the end of each of the first three years after the start date of Schiele's employment and the exercise price of the ISO's will be equal to the average closing prices of JMAR Common Stock for the five trading days prior to the date of the grant. The NQSO's shall have terms similar to the warrants granted to employees under the JMAR Management Incentive Warrant Plan, as described in Attachment 1 hereto. The other terms of the options shall be contained in JMAR's standard stock option agreement, which shall also contain a provision that immediately vests all options granted to Schiele in the event that a third party should acquire a controlling interest in JMAR.

5. Performance Bonus Plan. JMAR shall provide to Schiele as annual executive bonus plan that, based upon Company performance, has the potential of paying Schiele an additional 75% of annual salary.

6. Relocation Benefits/House-hunting/Temporary Living Expenses. JMAR will reimburse Schiele for reasonable, actual expenses involved in moving his residences from the present locations in Norwood, MA and Portland, OR to Southern California pursuant to JMAR's standard Relocation Policy. In addition, JMAR will reimburse Schiele for the cost of four (4) house-hunting trips for Schiele and his "significant other" (from Portland, OR). JMAR will also reimburse Schiele for up to four months temporary living expense during the relocation process. These expenses may include but are not limited to airfare, car rental and hotel/motel.

7.      Employment at Will; Salary Continuation Payments.

        7.1 Schiele's employment will be "at-will" and may be terminated at any time, for any reason, by either Schiele or JMAR. If JMAR terminates Schiele for any reason other than pursuant to Paragraph 7.2 below, Schiele shall become entitled to receive an amount ("Salary Continuation Payments")


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                equal to twelve (12) months salary (subject to earlier
                termination upon the occurrence of an event specified in Paragraph 7.2), payable commencing on the date of such termination at the rate and times as such compensation would have been payable to Schiele had this Agreement not been terminated pursuant to this Paragraph 7.1. In addition to the payment of such Salary Continuation Payments, JMAR shall, at its expense, continue coverage under those insurance policies in which Schiele participates for which COBRA coverage is available for the twelve month period during which the Salary Continuation Payments are made (the "Continued Insurance Coverage").

        7.2 Notwithstanding the provisions of Paragraph 7.1 above, this Agreement shall terminate (without any right to Salary Continuation Payments or Continued Insurance Coverage) upon the occurrence of any of the following events: (a) the death of Schiele; (b) the incapacity or disability of Schiele, which renders him unable to perform substantially all of the services contemplated by this Agreement for a continuous period of sixty
                (60) days; (c) the commission of an act of fraud, dishonesty in a matter which is material to his employment, or embezzlement by Schiele; (d) the willful neglect by Schiele in the performance of the services contemplated by this Agreement in such manner as to provide reasonable cause for terminating his services; or (3) the substantial breach by Schiele of any of the covenants or obligations under this Agreement and such breach provides reasonable cause for JMAR to terminate this Agreement; provided that, in order to terminate this Agreement pursuant to clauses
                (d) and (e) of this Paragraph 7.2, JMAR shall have given thirty
                (30) days written notice of termination to Schiele and Schiele shall have failed to fully cure or correct such willful neglect or breach within the thirty days immediately following such notice.

        7.3 This Agreement may be terminated by Schiele on thirty (30) days written notice of termination to JMAR if JMAR breaches any of its covenants or obligations under the Agreement and such breach provides reasonable cause for Schiele to terminate this Agreement and in such event Schiele shall also be entitled to the Salary Continuation Payments and Continued Insurance Coverage in the manner provided in Paragraph 7.1 above; provided that, in order to terminate this Agreement pursuant to this provision, JMAR shall have failed to fully cure or correct such breach within the thirty days immediately following such notice.

8. Reimbursement for Expenses/Use of Employer Property. JMAR will reimburse Schiele for all reasonable expenses incurred by him on the business of JMAR in accordance with JMAR policies in effect from time-to-time. JMAR will provide to Schiele the necessary equipment and materials to accomplish his employment responsibilities, including a notebook computer, printer, fax machine, cellular


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        telephone, pager, company credit cards, and telephone calling cards.
        Schiele will also be provided with a monthly auto allowance of $600.00.

9. Travel/Requirements. Schiele will be required to travel from time to time not averaging more than 40% of his time for JMAR in the normal course of business. On domestic USA trips Schiele will travel coach class. On all international trips Schiele will travel business class. For all auto rentals Schiele will rent full-size vehicles.

10. Retirement Plan. Schiele shall be able to participate in JMAR's 401(k) retirement plan in accordance with the plan's terms and the requirement of law.

11. Confidential Information. Concurrently herewith, Schiele shall enter into an Employee Confidentiality and Inventions Agreement in the form provided to Schiele.

12. No Violation of Other Contracts. Schiele represents and warrants that the execution, delivery and performance of this Agreement by Schiele does not and will not result in a breach of or violation of, or constitute a default under, any agreement to which Schiele is a party or by which Schiele is bound.

13. No Conflicts of Interest. Schiele does not have any financial interest, whether by stock ownership or otherwise, in any entity which is a supplier, customer or competitor of JMAR.

14. Compliance with JMAR's Rules. Schiele agrees to comply with all of the rules, regulations and standard practices of JMAR as in effect from time to time. JMAR will provide Schiele with all such current rules, regulations and standard practices and all future updates.

15.     General Provisions.

        15.1 Assignment. Neither the rights nor obligations under this Agreement may be assigned, transferred, pledged or hypothecated by any party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor of JMAR.

        15.2 Notices. Any notice required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and if personally delivered or sent by registered or certified mail, return receipt requested, with postage prepaid:


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                      if to JMAR:

                      JMAR Technologies, Inc.
                      3956 Sorrento Valley Boulevard
                      San Diego, CA 92121
                      Attention: John S. Martinez, Ph.D.

                      If to the Employee:

                      E. Fred Schiele
                      3809 SW Water Avenue #15
                      Portland, OR 97201

        Any party may change the address to which notices are to be sent to it or him by giving ten days' written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on the date of personal delivery or on the date of deposit in the United States mail in the manner above provided for giving notice by mail.

        15.3 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration at San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award of the arbitrator(s) shall be entered in any court with appropriate jurisdiction as the final binding judgment. The provisions of California Code of Civil Procedure Section 1283.05 are hereby incorporated into and made applicable to this Agreement. In addition to any other relief as may be granted, the prevailing party shall be entitled to reasonable attorneys' fees in such arbitration, with the amount thereof to be determined by the arbitrator or the court.

        15.4 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto notwithstanding that all parties are not signatory to the original or same counterpart.

        15.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding between Schiele and JMAR with respect to the employment of Schiele, and supersedes all other agreements, written or oral, regarding such employment. This Agreement may be altered or amended only by a written instrument executed by each of the parties hereto.

        15.6 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.


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        15.7 Interpretation of Agreement.In the event of any arbitration or other dispute, neither this Agreement or any provision hereof shall be interpreted for or against any part on the basis said party or its attorney drafted the Agreement or provision in question.

        15.8 Waiver.The waiver by any party hereto of a breach of any of the provisions of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach hereof by such party.

        15.9 California Law. This Agreement shall be governed by and considered in accordance with the laws of the State of California.

        15.10 Headings. The subject headings of the Sections of this Agreement are included for the purposes of convenience only and shall not affect the construction or interpretation of any term or provision hereof.

        15.11 Disclosure. Subject to JMAR's disclosure obligations under applicable laws, JMAR and Schiele agree not to publicly disclose the terms of this Agreement without each other's prior consent which will not be unreasonably withheld.


AGREED TO AND ACCEPTED BY:

Employer:                                  Employee:
JMAR TECHNOLOGIES, INC.

By:  /s/ John S. Martinez                  By:    /s/  E, Fred Schiele
   ---------------------------------          ----------------------------------
    John S. Martinez                                 E. Fred Schiele
    Chairman of the Board & CEO


agree\327


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